Exhibit 4.1

WRITTEN CONSENT OF THE
CONSULTANT AND VENDOR COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS TO CORPORATE ACTION
BY COBALIS CORP.,
a Nevada Corporation

The undersigned are the only members of, and, therefore, constitute, the entire Consultant and Vendor Compensation Committee appointed by the Board of Directors of Cobalis Corp., a Nevada corporation (“Corporation”); the members of the Consultant and Vendor Compensation Committee and hereby consent, by this writing, to take the following action, to adopt the following resolutions, and to transact the following business of this Corporation:

RESOLVED, that pursuant to the undersigned have determined that it is in the best interests of this Corporation and its shareholders to approve the issuance of certain shares of its $.001 par value (“Shares”) to be issued to the consultants listed on Exhibit A indicated as payment for the services rendered as specified on Exhibit A, and that all these shares are to be registered pursuant to a Registration Statement on Form S-8;

RESOLVED, this Corporation believes that, in accordance with that resolution by the Consultant and Vendor Compensation Committee regarding the issuance of the Shares, it is in the best interests of the Corporation and its shareholders to cause to be prepared a Registration Statement on Form S-8, pursuant to which the Corporation undertakes to register those shares of the Corporation’s $.001 par value common stock, and that this Corporation shall therewith undertake the necessary actions to prepare and file with the Securities and Exchange Commission, a Registration Statement on Form S-8 and any required amendments for the registration of those Shares;

RESOLVED, FURTHER, that the Corporation shall issue and deliver to those individuals specified, in accordance with the underlying agreements pertaining thereto, the certificates representing shares of the Corporation’s $.001 par value common stock as noted; and, that these shareholders shall have all rights and privileges of shareholders of this Corporation, from this date forward, and that the shares so issued shall be fully paid and non-assessable, so that the consideration for such shares shall be the services received or to be rendered; and

RESOLVED, FURTHER, the officers of this Corporation be, and hereby are, authorized, empowered and directed to take any and all action and shall enter into, execute and deliver any and all documents which those officers determine are necessary or appropriate to effectuate and carry out the intents and purposes of the resolutions specified in this Consent.

THIS CONSENT is executed pursuant to the provisions of Section 78.315 of the Nevada Revised Statutes in accordance with the Bylaws of the Corporation and is to be filed with the minutes of proceedings of the Board of Directors of this Corporation.

Dated: April 17, 2006	/s/ Chaslav Radovich
Chaslav Radovich, Director

Dated: April 17, 2006	/s/ Radul Radovich
Radul Radovich, Director

Dated: April 17, 2006	/s/ Ernest Armstrong
Ernest Armstrong, Director

Exhibit A

Recipient	Shares	Services
Matthew Clayton	7,500	Product manufacturing
Robert Mackie	7,500	Product manufacturing
Ryan Neely	7,353	EDGARization services
William Hitchcock	8,730	Accounting services
Mark Rumph	4,000	Information technology consulting and support
Andrew Callari	10,000	Legal services
Vesna Petrovic	3,000	Product design
Lyndon Mansfield	20,000	Medical Advisor - clinical trials
David Filler	30,000	Legal Services
Catherine Rodriguez	10,000	Legal Services
Kate Corrigan	3,333	Legal services
Total Shares:	111,416

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